Total Luxury Group Subsidiary Y-Brands, Inc. Concludes Very Successful MAGIC Show With Over $500,000 in Orders for Spring 2007

Company Appoints "DB-5" as Canadian Distributor

NEW YORK, NY -- 09/26/2006 -- Total Luxury Group, Inc. (OTCBB: TLEI) wholly owned subsidiary, Y-Brands, Inc., is proud to announce that they have just concluded a very successful showing of the new Y-Chrome and Type-Y lines for 2007 at The MAGIC apparel show in Las Vegas.

"Buyers at several major department stores, as well as specialty chains were very pleased with the direction of the line. We have created a very trendy line that will still allow the company to remain very price competitive," said head designer Jeffrey Wu. "I was trying to create something that captures the European trends, while at the same time caters to our core customer. Based on the buyers' reaction, we have done just that."

Based on orders in hand, as well as continued sales for spring 2007, the Company anticipates sales of over $500,000 for early Spring, putting the Company on pace for roughly $5 Million in sales for 2007.

"As the Y-Brands division continues to offer trend-right products at very competitive prices, there is no reason why the division could not exceed the $5 Million Dollar Sales level for 2007," explained Janon Costley, COO of the parent company, Total Luxury Group, Inc.

Consistent with Y-Brands worldwide licensing and expansion plans, the Company has also entered into an exclusive distribution agreement with DB-5, a Canadian distribution company based out of Montreal, Canada. This distribution deal will allow the Company to build the brand name in Canada and take advantage of new accounts that were previously unattainable.

"Our Canadian distribution deal will add about 15-20% to the bottom line. We can now offer the same products and now have the ability to introduce new products to an entirely new market. The distribution agreement also allows the company to ship containers directly to Canada without having to clear US customs," explained Steven Heller, President of Licensing and New Business Development for Total Luxury Group, Inc. "Based on the demographics and the accounts that DB-5 has dealt with over the years, we are very excited about the new relationship."

About DB-5

Since 1999 DB-5 has been distributing Brand Name apparel products from the USA and Europe throughout Canada. DB-5 currently distributes popular lines such as KARL KANI, CLENCH (C L H), RIDDIM DRIVEN, and CHILLI PEPPER.

"We believe that Y-Chrome would be a perfect complement to our current product assortment," as explained by DB-5 Vice President, Charles Bouzaglou. DB-5's Canadian Territory utilizes agencies across the Country and is very keen at placing their products in selected stores for the image of their Brands.

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services. In July of 2006, Total Luxury Group, Inc. acquired International Apparel Group, Inc., an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world. In addition, the company has entered into a license agreement with Castle Hill for the marks Y-Chrome and Type-Y previously shipped under the YMLA, Inc.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

Contact:
TOTAL LUXURY GROUP, INC.
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744